QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4(ss)

EXECUTION COPY

SUPPLEMENTAL INDENTURE NO. 8

DATED AS OF JULY 3, 2006

BETWEEN

PROTECTIVE LIFE CORPORATION,

AS ISSUER

AND

THE BANK OF NEW YORK,
AS TRUSTEE

i

ii

        SUPPLEMENTAL INDENTURE NO. 8, dated as of July 3, 2006 (this "Supplemental Indenture"), between Protective Life Corporation, a Delaware corporation (the "Company"), and The Bank of New York, as trustee (the "Trustee"), supplementing the Subordinated Indenture, dated as of June 1, 1994 (the "Base Indenture"), between the Company and The Bank of New York (as successor in interest to AmSouth Bank N.A.), as trustee.

RECITALS

        WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company's unsecured subordinated debentures, notes or other evidence of indebtedness (the "Securities"), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

        WHEREAS, pursuant to the terms of the Base Indenture and this Supplemental Indenture (together, the "Indenture"), the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.25% Capital Securities due 2066 (the "Capital Securities"), which shall be in the form of junior subordinated debentures, with specific terms and provisions, the form and substance of such Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

        WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Capital Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

        NOW, THEREFORE, in consideration of the purchase and acceptance of the Capital Securities by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Capital Securities and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Definition of Terms.

        Unless the context otherwise requires:

        (a)   a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

        (b)   the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

        (c)   a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

        (d)   the singular includes the plural and vice versa;

        (e)   headings are for convenience of reference only and do not affect interpretation; and

        (f)    the following terms have the meanings given to them in this Section 1.1(f):

        "Adjusted Shareholders' Equity Amount" means, as of any quarter end, the shareholders' equity of the Company as reflected on the Company's consolidated GAAP balance sheet as of such quarter end, minus (i) accumulated other comprehensive income as reflected on such consolidated balance sheet and (ii) if such quarter end is during a Trigger Period, any increase in shareholders' equity resulting from the issuance of preferred stock during such Trigger Period.

        "Alternative Coupon Satisfaction Mechanism" has the meaning provided in Section 6.3(a) hereof.

        "Annual Statement" means, as to a Life Insurance Subsidiary, the annual statement of such Life Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

        "Benchmark Quarter" means, with respect to any completed fiscal quarter, the fiscal quarter that is 10 fiscal quarters prior to such completed fiscal quarter.

        "Business Day" means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

        "Capital Securities" shall have the meaning set forth in the recitals of this Supplemental Indenture.

        "Commercially Reasonable Efforts" means commercially reasonable efforts on the part of the Company to complete the offer and sale of shares of its Common Stock, up to the Company's Shares Available for Issuance, to third parties that are not subsidiaries of the Company in public offerings or private placements, provided that the Company will be deemed to have made such commercially reasonable efforts during a Market Disruption Event, regardless of whether the Company makes any offers or sales during such Market Disruption Event. The Company will not be considered to have made such Commercially Reasonable Efforts to effect a sale of Common Stock if it determines to not pursue or complete such sale solely due to pricing considerations.

        "Common Stock" means shares of common stock of the Company, including treasury shares and shares sold pursuant to the Company's dividend reinvestment plans and employee benefit plans.

        "Company" shall have the meaning set forth in the preamble of this Supplemental Indenture.

        "Company Action Level RBC" has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

        "Compounded Interest" means accrued and unpaid interest on the Capital Securities, together with interest thereon, to the extent permitted by applicable law, compounded quarterly at the Coupon Rate.

        "Coupon Rate" has the meaning provided in Section 2.4(a) hereof.

        "Covered Life Insurance Subsidiaries" means, as of any year end, Life Insurance Subsidiaries that collectively account for 80% or more of the combined General Account Admitted Assets of the Company's Life Insurance Subsidiaries as of such year end. The Company's Covered Life Insurance Subsidiaries as of a year end will be identified by first ranking the Life Insurance Subsidiaries from largest to smallest based upon the amount of each Life Insurance Subsidiary's General Account Admitted Assets and then, beginning with the Life Insurance Subsidiary that has the largest amount of General Account Admitted Assets as of such year end, identifying such Life Insurance Subsidiaries as Covered Life Insurance Subsidiaries until the ratio of the combined General Account Admitted Assets of the Life Insurance Subsidiaries so identified to the combined General Account Admitted Assets of all of the Life Insurance Subsidiaries as of such year end equals or exceeds 80%.

        "Covered Life Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio" means, as of any date, an amount (expressed as a percentage) calculated as:

  (i)
  the sum of the Total Adjusted Capital of each of the Covered Life Insurance Subsidiaries shown on each such Covered Life Insurance Subsidiary's most recently filed Annual Statement, divided by

  (ii)
  the sum of the Company Action Level RBC of each of the Covered Life Insurance Subsidiaries shown on each such Covered Life Insurance Subsidiary's most recently filed Annual Statement.

        "Depositary", with respect to the Capital Securities, means The Depository Trust Company or any successor clearing agency.

        "Event of Default" shall have the meaning ascribed to such term in Section 5.1 of the Base Indenture, as modified by Section 5.1 of this Supplemental Indenture.

        "Fifth Deferral Anniversary" has the meaning provided in Section 6.3(a) hereof.

        "Foregone Interest" has the meaning provided in Section 11.1 hereof.

        "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

        "General Account Admitted Assets" means, as to a Life Insurance Subsidiary as of any year end, the total admitted assets of such Life Insurance Subsidiary as reflected on the balance sheet included in its statutory financial statements as of such year end minus the separate account assets reflected on such balance sheet.

        "Global Security" means a Security in the form prescribed in Section 9.1 hereof evidencing all or part of the Capital Securities registered in the name of the Depositary or its nominee for such series.

        "Indenture" has the meaning set forth in the recitals of this Supplemental Indenture.

        "Interest Payment Date" means each March 31, June 30, September 30 and December 31, commencing September 30, 2006; provided that, if any such day is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day.

        "Interest Payment Period" means the quarterly period from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the date of initial issuance of the Capital Securities (subject to Section 2.1(b) hereof) to but not including September 30, 2006.

        "Life Insurance Subsidiary" means any of the Company's subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of a Life Insurance Subsidiary.

        "Market Disruption Event" means the occurrence or existence of any of the following events or circumstances:

  (i)
  trading in securities generally on the principal exchange on which the Company's securities are then listed and traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

  (ii)
  a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

  (iii)
  there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, as to make it, in the Company's judgment, impracticable to proceed with the offer and sale of Common Stock; or

  (iv)
  an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the judgment of the Company, would have a material adverse effect on the Company's business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, the disclosure of which would impede the Company's ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (iv) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (iv) may not exceed an aggregate of 180 days in any 360-day period.

        "Maturity Date" means the date on which the Capital Securities mature as specified in Section 2.2 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon, including Compounded Interest.

        "Model Act" means the NAIC Risk-Based Capital (RBC) for Insurers Model Act as included in the NAIC's Model Laws, Regulations and Guidelines as of June 15, 2006 and as hereinafter amended, modified or supplemented.

        "Most Recently Completed Quarter" means:

  (i)
  as to an Interest Payment Date on March 31, the quarter ended on the preceding December 31;

  (ii)
  as to an Interest Payment Date on June 30, the quarter ended on the preceding March 31;

  (iii)
  as to an Interest Payment Date on September 30, the quarter ended on the preceding June 30; and

  (iv)
  as to an Interest Payment Date on December 31, the quarter ended on the preceding September 30.

        "NAIC" means the National Association of Insurance Commissioners.

        "Optional Deferral" has the meaning provided in Section 4.1 hereof.

        "Optional Deferral Period" has the meaning provided in Section 4.1 hereof.

        "Optionally Deferred Interest" has the meaning provided in Section 4.1 hereof.

        "Other Covenant Default" has the meaning provided in Section 5.1(b) hereof.

        "Other Covenant Default Notice" has the meaning provided in Section 5.1(c) hereof.

        "Par Redemption Amount" means a cash redemption price of 100% of the principal amount of the Capital Securities to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest, on such capital securities to the date of redemption.

        "Parity Debt Securities" has the meaning provided in Section 6.2(b) hereof.

        "Parity Guarantees" has the meaning provided in Section 6.2(c) hereof.

        "Registered Security" means any Security in the form established pursuant to Section 9.1 hereof which is registered as to principal and interest in the Securities Register.

        "Securities" has the meaning set forth in the recitals of this Supplemental Indenture.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Indebtedness" means principal of, and interest and premium, if any, in respect of (i) all indebtedness of the Company, whether outstanding on the date of the issuance of the Capital Securities or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, trust preferred securities of statutory trusts and related subordinated debentures and guarantees of the Company issued under the Base Indenture), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) all obligations of the Company under leases required or permitted to be capitalized under GAAP; (iii) any indebtedness referred to in clause (i) of other Persons for the payment of which the Company is responsible or liable as guarantor or otherwise; and (iv) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness; provided, however, that Senior Indebtedness shall not include: (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business; (2) any indebtedness which by its terms ranks equally with or subordinated to the Capital Securities in right of payment or upon liquidation; (3) indebtedness owed by the Company to its subsidiaries, which also will rank equally in right of payment and upon liquidation to the Capital Securities; and (4) any liability for Federal, state, local or other taxes owed or owing by the Company or its subsidiaries. Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions of this Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

        "Shares Available for Issuance" means a number of shares of Common Stock calculated in two steps, as follows:

  (i)
  first, the Company will deduct from the number of its authorized and unissued shares of Common Stock the maximum number of shares of Common Stock that can be issued under existing options, warrants, convertible securities, any equity-linked contracts and other agreements which require it to issue a determinable number of shares of Common Stock; and

  (ii)
  after the Company deducts the number of shares of Common Stock provided for in clause (i) from its authorized and unissued shares, the Company will allocate on a pro rata basis or such other basis as it determines is appropriate, the remaining available shares of Common Stock to the Alternative Coupon Satisfaction Mechanism and to any other similar commitment that is of an indeterminate nature and under which the Company is then required to issue shares of Common Stock;

provided, however, that if the number of authorized shares of Common Stock remaining after the two steps described above is not sufficient to satisfy the Company's remaining commitments, the Company will have no obligation to obtain additional shares other than its obligation to use commercially reasonable efforts to seek shareholder consent to increase the Company's number of its authorized shares as described above; and

provided further, that by acceptance of the Capital Securities, each Holder or beneficial owner of Capital Securities expressly agrees that the Company may modify the foregoing definition of "Shares Available for Issuance" and the related provisions of this Supplemental Indenture without the consent of Holders or beneficial owners of the Capital Securities, provided that (i) the Company has determined, in its reasonable discretion, that such modification is not materially adverse to such Holders, (ii) the rating agencies then rating the Capital Securities confirm the then current ratings of the Capital Securities and (iii) the number of Shares Available for Issuance after giving effect to such modification will not fall below the then applicable threshold set forth in Section 6.3(c) hereof.

        "Supplemental Indenture" has the meaning provided in the preamble hereto.

        "Tax Event" means, with respect to the Capital Securities, the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws

(or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Company or any of the Company's subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Capital Securities, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Capital Securities is not or, at any time subsequent to the Company's receipt of such opinion, will not be, wholly deductible by the Company for United States federal income tax purposes.

        "Total Adjusted Capital" has the meaning specified in subsection M or Section 1 (or the relevant successor section, if any) of the Model Act.

        "Trailing Four Quarters Consolidated Net Income Amount" means, for any fiscal quarter, subject to the provisos to the definition of "Trigger Event," the sum of the Company's consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.

        A "Trigger Event" will have occurred if the Company makes a determination that one of the following conditions exists as of an Interest Payment Date:

  (i)
  the Covered Life Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio is less than 175%; or

  (ii)
  (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the quarter that is two quarters prior to the Most Recently Completed Quarter prior to such Interest Payment Date is zero or a negative amount, and (y) the Adjusted Shareholders' Equity Amount as of the Most Recently Completed Quarter and as of the end of the quarter that is two quarters before the Most Recently Completed Quarter prior to such Interest Payment Date has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount at the end of the Benchmark Quarter with respect to the Most Recently Completed Quarter;

        provided, however, that

    (A)
    if, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the Company's consolidated net income is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii)(x) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred until the later of (x) the first quarter end that is more than four quarters after the end of the quarter in which such change in an accounting principle or a restatement became effective and (y) if a Trigger Event occurs before the quarter end determined pursuant to (x), the first quarter end as of which a Trigger Period is no longer continuing;

    (B)
    if, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the Adjusted Shareholders' Equity Amount as of a quarter end is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii)(y) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, the Adjusted Shareholders' Equity Amount will be calculated on a pro forma basis as if such change had not occurred, until the later of (x) the first quarter end that is more than ten quarters after the end of the quarter in which such change in an accounting principle or a restatement became effective and (y) if a Trigger Event occurs before the quarter end determined pursuant to (x), the first quarter end as of which a Trigger Period is no longer continuing; and

    (C)
    if, after the end of the Benchmark Quarter for an Interest Payment Date and before the end of the next quarter, the Company issues a material amount of equity securities to fund an acquisition of a business or assets, with the consequence that the Adjusted Shareholders' Equity Amount as of the end of subsequent quarters is higher than otherwise would have been the case, then for purposes of making the calculation described in clause (ii)(y) above, commencing with the quarter end after such issuance of a material amount of equity securities, the Adjusted Shareholders' Equity Amount will be calculated on a pro forma basis without giving effect to the issuance of such equity securities until the later of (x) the first quarter end that is more than ten quarters after the end of the Benchmark Quarter and (y) if a Trigger Event occurs before the quarter end determined pursuant to clause (x), the first quarter end as of which a Trigger Period is no longer continuing. For purposes of this clause, a "material amount of equity securities" means equity securities that result in an increase in the Adjusted Shareholders' Equity Amount of at least $100 million, calculated without giving effect to this paragraph.

        "Trigger Period" means a period commencing upon the occurrence of a Trigger Event and continuing until the first Interest Payment Date thereafter on which payment of interest is not restricted because of the occurrence of such Trigger Event.

        "Trustee" shall have the meaning set forth in the preamble of this Supplemental Indenture.

        "Underwriting Agreement" means the Underwriting Agreement, dated June 28, 2006, among the Company and the underwriters of the Capital Securities therein named.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

Section 2.1    Designation and Principal Amount.

        (a)   There is hereby authorized a series of Securities designated the 7.25% Capital Securities due 2066, which shall be in the form of subordinated debentures issued by the Company under the Indenture, limited in aggregate principal amount to $200,000,000 (subject to Section 2.1(b) hereof), which amount shall be as set forth in any Company Order for the authentication and delivery of Capital Securities pursuant to Section 3.3 of the Base Indenture.

        (b)   The Company may, from time to time, subject to compliance with any other applicable provisions of this Supplemental Indenture but without the consent of the Holders of the Capital Securities, create and issue pursuant to this Supplemental Indenture an unlimited principal amount of additional Capital Securities (in excess of any amounts theretofore issued) having the same terms and conditions as those of the other Outstanding Capital Securities, except that any such additional Capital Securities (i) must be issued on an Interest Payment Date and (ii) may have a different issue date and issue price from other Outstanding Capital Securities. Such additional Capital Securities shall constitute part of the same series of Capital Securities hereunder, unless any such adjustment pursuant to this Section 2.1(b) shall cause such additional Capital Securities to constitute, as determined pursuant to an opinion of counsel, a different class of securities than the original series of Securities for U.S. federal income tax purposes.

Section 2.2    Maturity.

        The Maturity Date will be June 30, 2066. Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day.

Section 2.3    Form and Payment.

        Except as provided in Section 2.4 hereof, the Capital Securities shall be issued in fully registered certificated form without interest coupons in denominations of $25 and any integral multiple thereof, bearing identical terms. Principal and interest on the Capital Securities issued in certificated form will be payable, the transfer of such Capital Securities will be registrable and such Capital Securities will be exchangeable for Capital Securities bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder of a Capital Security at such address as shall appear in the Security Register; provided further, that, notwithstanding the foregoing provisions of this Section 2.3, for so long as the Depositary is the Holder of all of the Capital Securities Outstanding, and provided that the Depositary has provided wire transfer instructions to the Company or the Paying Agent in a timely manner prior to each Interest Payment Date (which it may do by standing instructions) designating an account of the Depositary or its nominee at a commercial bank in the United States to which it wishes payments of interest on the Capital Securities to be made, the Company shall pay interest on the Capital Securities by wire transfer of federal (same day) funds to the account of the Depositary or its nominee in accordance with such wire transfer instructions.

Section 2.4    Interest.

        (a)   From the date of issuance up to but not including the Maturity Date or earlier redemption, as applicable, the Capital Securities will bear interest, accruing from the date of initial issuance (except as further described in the following sentence), at the per annum rate of 7.25% (the "Coupon Rate"), payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on September 30, 2006.

        (b)   Interest payments will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding Interest Payment Date, the Maturity Date or the date of redemption, as the case may be. The amount of interest payable for any full Interest Payment Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

        (c)   Otherwise than in connection with the maturity or early redemption of the Capital Securities or the payment in whole or in part of deferred or overdue interest on the Capital Securities, interest on the Capital Securities may be paid only on an Interest Payment Date. Notwithstanding the preceding sentence, in the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay).

        (d)   To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Optionally Deferred Interest, will accrue and compound quarterly at the Coupon Rate on each Interest Payment Date until paid. References to the term "interest" in this Indenture shall include such Compounded Interest.

        (e)   For so long as the Capital Securities are represented by one or more Global Securities, the interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name the Capital Securities (or one or more Predecessor Securities) are registered at the close of business on the day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that, in the event the Capital Securities at any time are not represented solely by one or more Global Securities, the Company may select a different record date for such Interest Payment Date, which shall be at least one Business Day before an Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders of Capital Securities on such record date, and may be paid to the Person in whose name the Capital Securities (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of Capital Securities not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Capital Securities may be listed, and upon such notice as may be required by such exchange.

ARTICLE 3
REDEMPTION OF THE CAPITAL SECURITIES

        Article 10 of the Base Indenture shall be superseded by this Article 3 with respect to the Capital Securities.

Section 3.1    Optional Redemption.

        (a)   The Company shall have the right to redeem the Capital Securities for cash, in whole or in part, on or after June 30, 2011; provided that, if the Capital Securities are not redeemed in whole, the Company may not effect such redemption unless at least $50,000,000 aggregate principal amount of Capital Securities, excluding any Capital Securities held by the Company or any of its Affiliates, remains Outstanding after giving effect to such redemption.

  (b)
  Prior to June 30, 2011, the Company shall have the right to redeem the Capital Securities in whole but not in part and only upon the occurrence of a Tax Event.

  (c)
  The redemption price, to be paid in cash, under sub-sections (a) and (b) above, will be equal to the Par Redemption Amount. With respect to any redemption of Capital Securities as a result of a Tax Event, the date fixed for such redemption will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the Holders of the Capital Securities, the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Section 3.2    Redemption Procedure for Capital Securities.

        The Company will mail, or cause the Trustee to mail, notice of every redemption of Capital Securities by first class mail, postage prepaid, addressed to the Holders of record of the Capital Securities to be redeemed at such Holders' respective last address appearing on the Company's books. Any redemption pursuant to this Article 3 will be made upon no less than 15 and no more than 60 days' notice before the date fixed for redemption to the registered Holders of the Capital Securities. If the Capital Securities are to be redeemed in part pursuant to Section 3.1 hereof, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided in this Section 3.2 shall be conclusively presumed to have been duly given, whether or not the Holder of the Capital Securities receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to such a Holder shall state: (i) the date of redemption; (ii) the Par Redemption Amount; (iii) that the Capital Securities are being redeemed pursuant to the Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all Outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Capital Securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Capital Securities or any portion thereof which are to be redeemed on that date.

Section 3.3    Payment of Securities Called for Redemption.

        If any notice of redemption has been given as provided in Section 3.2 hereof, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any Capital Securities redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Capital Securities will also be a new Global Security.

Section 3.4    No Sinking Fund.

        The Capital Securities are not entitled to the benefit of any sinking fund.

ARTICLE 4
OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 4.1    Optional Deferral of Interest.

        So long as (i) no Event of Default has occurred and is continuing and (ii) no Trigger Event has occurred and the related Trigger Period is not continuing, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an "Optional Deferral" and any such deferred interest, "Optionally Deferred Interest") for up to five years (excluding any time an Optional Deferral is suspended pursuant to Section 4.3 hereof), provided, however, that (notwithstanding anything to the contrary herein) the Company may not defer any payment of interest past the Maturity Date and no Optional Deferral Period (as defined below) may end on a date other than on an Interest Payment Date. During any Optional Deferral and for so long as any Optionally Deferred Interest remains outstanding (an "Optional Deferral Period"), the Company may pay Optionally Deferred Interest out of any source of funds. Optionally Deferred Interest will continue to accrue and compound quarterly on each Interest Payment Date, to the extent permitted by applicable law, at the Coupon Rate. If Optional Deferral has continued beyond the Fifth Deferral Anniversary (as defined in Section 6.3(a) hereof), then the provisions of Section 6.3 hereof will apply, and the Company must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell Common Stock and may pay Optionally Deferred Interest only out of the net proceeds from the sale of such Common Stock. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.2 hereof will apply. Subject to the proviso in the first sentence of this Section 4.1, there is no limit on the number of Optional Deferral Periods that the Company may begin.

Section 4.2    Notices of Deferral and Trigger Period.

        (a)   The Company shall provide a notice of any Optional Deferral no more than 60 and no fewer than 15 days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) hereof, a notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the 30th day prior to such Interest Payment Date.

        (b)   Not earlier than the 60th nor later than the 15th day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Capital Securities. Such notice will, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Life Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Shareholders' Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than the Alternative Coupon Satisfaction Mechanism to resume.

Section 4.3    Trigger Events.

        (a)   (i) If and to the extent that a Trigger Event has occurred and the Trigger Period caused thereby is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Capital Securities (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary thereof and prior to the occurrence of a Trigger Event) only to the extent that such interest is paid in accordance with the Alternative Coupon Satisfaction Mechanism, and the Company may not pay interest on any Interest Payment Date during a Trigger Period (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary and prior to the occurrence of a Trigger Event, which may remain unpaid or be paid out of any source of funds) except in accordance with the Alternative Coupon Satisfaction Mechanism. Any interest that is accrued and unpaid during a Trigger Period will continue to accrue and compound quarterly, to the extent permitted by applicable law, at the Coupon Rate.

         (ii) If a Trigger Event occurs after commencement of an Optional Deferral, the Optional Deferral will be deemed suspended during the Trigger Period. After the Trigger Period is no longer continuing, the Optional Deferral will resume and any accrued time during the Optional Deferral Period prior to such suspension will be counted toward the five year limitation set forth in Section 4.1 hereof.

        (b)   In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any Compounded Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of the Alternative Coupon Satisfaction Mechanism, except upon an Event of Default with respect to the Capital Securities; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the Capital Securities, except for Foregone Interest (if any).

        (c)   Once a Trigger Event occurs, the restrictions on interest payments from sources other than the Alternative Coupon Satisfaction Mechanism will continue until neither of the conditions in clauses (i) or (ii) of the definition of "Trigger Event" exists as of an Interest Payment Date. In addition, in the case of a restriction arising under clause (ii) of the definition of "Trigger Event," such restrictions will continue until neither of the conditions in clauses (i) and (ii) of the definition of "Trigger Event" exists as of an Interest Payment Date and the Company's Adjusted Shareholders' Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders' Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) of the definition of "Trigger Event" and Section 4.3(a) hereof.

ARTICLE 5
EVENTS OF DEFAULT

Section 5.1    Events of Default.

        (a)   Section 5.1 of the Base Indenture is hereby amended and supplemented with respect to the Capital Securities by deleting clauses (1), (3) and (4) thereof and adding the following additional Events of Default:

  (i)
  default for thirty calendar days in the payment of any interest on the Capital Securities when it becomes due and payable (whether or not such payment is prohibited by Article 7 hereof); however, a default under this provision will not arise if the Company has properly deferred the interest in connection with an Optional Deferral Period or when the provisions of Section 6.3 hereof apply.

  (ii)
  any non-payment of interest, whether due to an Optional Deferral, during a Trigger Period or otherwise, that continues for 10 consecutive years or extends beyond the Maturity Date of, or the redemption date for, the Capital Securities, without all accrued and unpaid interest (including Compounded Interest) having been paid in full.

        (b)   For the avoidance of doubt, Events of Default with respect to the Capital Securities do not include failure to comply with or breach of the Company's other covenants set forth in Article 6 hereof with respect to the Capital Securities (each, an "Other Covenant Default"), including the covenant to sell Common Stock through the Alternative Coupon Satisfaction Mechanism to meet certain interest payment obligations.

        (c)   Holders of the Capital Securities may not themselves institute a proceeding against the Company on account of an Other Covenant Default unless the Trustee fails to institute such a proceeding. However, the Holders of a majority in principal amount of the Capital Securities may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of 90 days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of a majority in principal amount of the Capital Securities (each, an "Other Covenant Default Notice"), subject to the terms hereof. Except with respect to the covenants contained in Article 9 of the Base Indenture, the Trustee shall not be required to take any action in case of an Other Covenant Default (other than to give notice of such default to the Holders of the Capital Securities) unless so directed by the Holders. In the case of an Other Covenant Default resulting from the Company's breach of its covenants contained in Article 9 of the Base Indenture, such Other Covenant Default, after its continuance for 90 days after delivery of the Other Covenant Default Notice, will be treated as an Event of Default with respect to the Capital Securities, and the Trustee will have all of the rights, duties and obligations, and the Holders of the Capital Securities will have all of the rights, in respect of such Other Covenant Default as if such Other Covenant Default were such an Event of Default, except that there will be no right to accelerate the payment of the Capital Securities.

        (d)   Subject to the provisions of Section 5.1(c) hereof, as to Other Covenant Defaults, the provisions of Section 5.9 of the Base Indenture shall apply with respect to limitations on suits, proceedings and remedies.

        (e)   Within 90 days after an Event of Default, the Trustee must give to the Holders of the Capital Securities notice of all uncured and unwaived defaults by the Company known to it. However, except in the case of default in payment or interest, the Trustee may withhold such notice if it determines that such withholding is in the interest of such Holders.

ARTICLE 6
COVENANTS

        Article 9 of the Base Indenture is hereby supplemented with respect to the Capital Securities by the following additional covenants of the Company:

Section 6.1    Limitation on Payment of Current Interest when Optionally Deferred Interest is Outstanding.

        The Company may not pay on any Interest Payment Date interest including any Compounded Interest that has accrued but remains unpaid on any Capital Security during the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company pays therewith all Optionally Deferred Interest at such time outstanding on such Capital Security. The foregoing covenant shall not be construed to limit the ability of the Holders of the Capital Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

Section 6.2    Certain Restrictions During Optional Deferral Periods or Following a Trigger Event.

        On any date on which accrued interest through the most recent Interest Payment Date has not been paid in full, whether because of an Optional Deferral, the consequences of a Trigger Event or otherwise, the Company will not:

        (a)   declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock, other than:

  (i)
  purchases or acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plan or the satisfaction by the Company of its obligations under any dividend reinvestment plan or any contract or security requiring it to purchase shares of its capital stock;

  (ii)
  as a result of a reclassification of any series or class of the Company's capital stock, or the exchange or conversion of one class or series of the Company's capital stock for or into another class or series of its capital stock;

  (iii)
  the purchase of fractional interests in shares of the Company's capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

  (iv)
  dividends or distributions of the Company's capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

  (v)
  any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

  (vi)
  acquisitions of the Company's capital stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

        (b)   make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem, any debt securities issued by the Company that rank equally with or junior to the Capital Securities, other than any payment, repurchase or redemption in respect of debt securities that rank equally with the Capital Securities ("Parity Debt Securities") made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (2) accrued and unpaid amounts on the Capital Securities, on the other hand; and

        (c)   make any guarantee payments with respect to the foregoing, if such guarantee ranks equally with or junior to the capital securities, other than any payment in respect of guarantees that rank equally with the capital securities ("Parity Guarantees") made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (2) accrued and unpaid amounts on the Capital Securities, on the other hand; it being understood that, for the avoidance of doubt, the Company shall be permitted to make any guarantee payments pursuant to its

  (1)
  Preferred Securities Guarantee Agreement, dated as of January 27, 2004 with respect to the 6 1/8% Trust Originated Preferred Securities issued by PLC Capital Trust V;

  (2)
  Common Securities Guarantee Agreement, dated as of January 27, 2004 with respect to the 6 1/8% Trust Originated Common Securities issued by PLC Capital Trust V;

  (3)
  Preferred Securities Guarantee Agreement, dated as of August 22, 2001 with respect to the 7 1/2% Trust Originated Preferred Securities Series D issued by PLC Capital Trust III;

  (4)
  Common Securities Guarantee Agreement, dated as of August 22, 2001 with respect to the 7 1/2% Trust Originated Common Securities issued by PLC Capital Trust III;

  (5)
  Preferred Securities Guarantee Agreement, dated as of September 25, 2002 with respect to the 7 1/4% Trust Originated Preferred Securities Series E issued by PLC Capital Trust IV; and

  (6)
  Common Securities Guarantee Agreement, dated as of September 25, 2002 with respect to the 7 1/4% Trust Originated Common Securities issued by PLC Capital Trust IV.

Section 6.3    Obligation to Effect Certain Sales of Common Stock of the Company; Alternative Coupon Satisfaction Mechanism.

        (a)   Commencing with the first to occur of the following:

    (i)
    if any Optionally Deferred Interest is outstanding due to an Optional Deferral, the date that is five years after the first Interest Payment Date as of which the Company deferred payment of interest on the Capital Securities (excluding any time an Option Deferral is suspended pursuant to Section 4.3 hereof), and for which Optionally Deferred Interest remains outstanding (the "Fifth Deferral Anniversary"), or

    (ii)
    if a Trigger Event has occurred and the related Trigger Period has continued for more than one year (regardless of whether a notice of an Optional Deferral has been delivered),

the Company shall make Commercially Reasonable Efforts to effect sales of Common Stock in an amount that will generate sufficient net proceeds to enable the Company to pay interest in full on the Capital Securities (the "Alternative Coupon Satisfaction Mechanism"); provided that the Company's obligation to make Commercially Reasonable Efforts to sell its Common Stock to satisfy its obligation to pay interest (1) does not apply to interest that has accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary thereof or during the first year following the occurrence of a Trigger Event, and (2) does not apply if an Event of Default with respect to the Capital Securities has occurred and is continuing. Such obligation of the Company to make Commercially Reasonable Efforts will continue until all unpaid interest has been paid in full pursuant to the Alternative Coupon Satisfaction Mechanism or, if such obligation has arisen only because a Trigger Event has occurred and the related Trigger Period has continued for more than one year, until a Trigger Period is no longer continuing, in each case subject to the limitations described in the proviso of the immediately preceding sentence.

        (b)   The net proceeds received by the Company from the issuance of Common stock (i) during the 180 days prior to any Interest Payment Date on which the Company is required to use the Alternative Coupon Satisfaction Mechanism and (ii) designated by the Company at or before the time of such issuance as available to pay interest on the Capital Securities will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company's obligations to pay interest on the Capital Securities pursuant to the Alternative Coupon Satisfaction Mechanism.

        (c)   The Company shall use commercially reasonable efforts to seek shareholder consent to increase the number of its authorized shares of common stock if, at any date, its Shares Available for Issuance fall below the greater of:

    (x)
    30 million shares (as adjusted for any stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction), and

    (y)
    three times the number of shares that the Company would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of its shares over the 10 trading day period preceding such date) then outstanding deferred interest on the Capital Securities (including Compounded Interest), plus twelve additional months of deferred interest (including Compounded Interest) on the Capital Securities;

provided, however, that an "Other Covenant Default" (as defined in Section 5.1(b) hereof) shall have occurred (but no Event of Default shall have occurred) if the Company does not use its commercially reasonable efforts to seek consent of its shareholders to increase the number of its authorized shares if, at any date, its Shares Available for Issuance fall below the number specified above.

        (d)   Following the Fifth Deferral Anniversary or the occurrence of a Trigger Event, the Company shall apply the net proceeds received by it from sales of shares of its Common Stock pursuant to this Section 6.3 to the payment of interest on the Capital Securities then Outstanding, with net proceeds to be paid promptly after receipt until all interest amounts owing have been paid in full.

        (e)   In the event that net proceeds received by the Company from one or more sales of shares of its Common Stock following such Fifth Deferral Anniversary or the occurrence of a Trigger Event are not sufficient to satisfy the full interest amount, such net proceeds will be paid to the Holders of the Capital Securities on a pro rata basis.

        (f)    Any interest payment made pursuant to the provisions of this Section 6.3 will first be allocated to payment of the interest due on the next Interest Payment Date. Any payment of interest in excess of the amount of the interest due on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest. If the Company has Outstanding at such time any debt securities ranking pari passu with the Capital Securities under the terms of which the Company is obligated to sell Common Stock and apply the net proceeds to payment of deferred interest on such pari passusecurities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passusecurities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Capital Securities and such pari passu securities on a pro rata basis. Notwithstanding the foregoing, a partial payment will be applied (i) to Optionally Deferred Interest but only to the extent that the source of such partial payment is other than the sale of Common Stock, and (ii) first to interest that is unpaid during a Trigger Period and second to Optionally Deferred Interest, to the extent that the source of such partial payment is the sale of Common Stock.

Section 6.4    Payment of Expenses.

        In connection with the offering, sale and issuance of the Capital Securities, the Company, in its capacity as issuer with respect to the Capital Securities, shall pay all costs and expenses relating to the offering, sale and issuance of the Capital Securities, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.9 of the Base Indenture.

Section 6.5    Payment Upon Resignation or Removal.

        Upon termination of this Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE 7
SUBORDINATION

        Article 12 of the Base Indenture shall be superseded by this Article 7 with respect to the Capital Securities.

Section 7.1    Agreement to Subordinate.

        The Company agrees, and each Holder by accepting any Capital Securities agrees, that the indebtedness evidenced by the Capital Securities is subordinated in right of payment, to the extent and in the manner provided in this Article 7, to the prior payment in full of all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the Holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon.

Section 7.2    Liquidation; Dissolution; Bankruptcy.

        In the event of:

        (a)   any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

        (b)   any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

        (c)   any assignment by the Company for the benefit of creditors; or

        (d)   any other marshalling of the assets of the Company,

all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Capital Securities. In any such event, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the provisions of this Article 7) be payable or deliverable in respect of the Capital Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) shall be paid or delivered directly to the Holders of Senior Indebtedness, or to their representatives, in accordance with the priorities then existing among such Holders until all Senior Indebtedness shall have been paid in full. Payments on the Capital Securities in the form of other securities of the Company or those of any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Indenture with respect to the indebtedness evidenced by the Capital Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, shall be paid or delivered directly to the Holders of Senior Indebtedness and then, if any amounts remain, to the Holders of Capital Securities.

Section 7.3    Default on Senior Indebtedness.

        If (i) the Company defaults in the payment of any principal (or premium, if any) or interest on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting any Holder thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Capital Securities cease) is given to the Company by the Holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) may be made or agreed to be made on account of the Capital Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Capital Securities.

Section 7.4    When Distribution Must Be Paid Over.

        If a distribution is made to the Trustee or any Holder at a time when a Responsible Officer of the Trustee or such Holder has actual knowledge that, because of this Article 7 such distribution should not have been made to it, the Trustee or such Holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to, the Holders of Senior Indebtedness as their interests may appear, or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.

Section 7.5    Subrogation.

        Senior Indebtedness shall not be deemed to have been paid in full unless the Holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then Outstanding. After all Senior Indebtedness is paid in full and until the Capital Securities are paid in full, Holders shall be subrogated (equally and ratably with all other indebtedness as to which the right to receive payment is pari passu with the Capital Securities) to the rights of Holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any Holder of Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the Holders of Senior Indebtedness, shall, as between the Company and its creditors other than the Holders of Senior Indebtedness, on the one hand, and the Holders of Capital Securities, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Capital Securities.

Section 7.6    Relative Rights.

        This Article 7 defines the relative rights of Holders of the Capital Securities and Holders of Senior Indebtedness. Unless otherwise specified in Article 11 hereof, nothing in this Indenture shall:

        (a)   impair, as between the Company and Holders of Capital Securities, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Capital Securities in accordance with their terms;

        (b)   affect the relative rights of Holders of Capital Securities other than their rights in relation to Holders of Senior Indebtedness; or

        (c)   prevent the Trustee or any Holder of Capital Securities from exercising its available remedies upon a Default, an Other Covenant Default or Event of Default, subject to the rights of Holders and beneficial owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Capital Securities.

        If the Company fails because of this Article 7 to pay principal of or interest on Capital Securities on the due date, subject to Section 5.1 hereof, the failure is still a Default and such Default if not cured for thirty calendar days shall constitute an Event of Default.

Section 7.7    Rights of the Trustee; Holders of Senior Indebtedness.

        With respect to the Holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 7, and no implied covenants or obligations with respect to the Holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the Holders of such Senior Indebtedness and, subject to the provisions of Article 6 of the Base Indenture, the Trustee shall not be liable to any Holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Capital Securities, the Company or any other Person money or assets to which any Holder of such Senior Indebtedness shall be entitled by virtue of this Article 7 or otherwise.

Section 7.8    Subordination May Not Be Impaired.

        No present or future Holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Securities by any act or failure to act on the part of the Company.

Section 7.9    Distribution.

        Upon any payment or distribution of assets of the Company referred to in this Article 7, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the Holders of the Senior Indebtedness and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 7.

Section 7.10    Authorization to Effect Subordination.

        Each Holder of Capital Securities by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 7, and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE
8 NOTICE

Section 8.1    Notice by the Company.

        The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of Article 7 hereof; provided that failure to give such notice shall not affect the subordination of the Capital Securities to the Senior Indebtedness as provided in Article 7 hereof. Notwithstanding any of the provisions of the Base Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of the Base Indenture; provided, however, that if the Trustee shall not have received the notice provided for in this Article 8 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Capital Securities), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

ARTICLE 9
FORM OF CAPITAL SECURITY

Section 9.1    Form of Capital Security.

        The Capital Securities and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF DEBENTURE)

        [If the Debenture is to be a Global Security, insert—THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

        UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

PROTECTIVE LIFE CORPORATION

7.25% Capital Securities due 2066

No. R-1		$

CUSIP No.

        PROTECTIVE LIFE CORPORATION, a Delaware corporation (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                                  , or its registered assigns, the principal sum of                          dollars ($                        ) on June 30, 2066 (the "Maturity Date"). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day. The Company further promises to pay interest on said principal sum from July 3, 2006 or from the most recent interest payment date to which interest has been paid or duly provided for. Until the Maturity Date or earlier redemption, each Capital Security will bear interest at the per annum rate of 7.25% (the "Coupon Rate") payable (subject to the interest deferral provisions of Article 4 of the Supplemental Indenture) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each such date, an "Interest Payment Date"), commencing on September 30, 2006, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such interest rate, compounded quarterly. Interest payments will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the Maturity Date or the date of redemption, as the case may be. The amount of interest payable for any full Interest Payment Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month. In the event that any date on which interest is payable on this Capital Security is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay). For so long as the Capital Securities are represented by one or more Global Securities, the interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Capital Security (or one or more Predecessor Securities) is registered at the close of business on the day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that in the event the Capital Securities at any time are not represented solely by one or Global Securities, the Company may select a different record date for such Interest Payment Date, which shall be at least one Business Day before an Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name the Capital Securities (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Capital Securities not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Capital Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest (including Compounded Interest) on this Capital Security shall be payable at the office or agency of the Trustee maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register; provided further that, notwithstanding the foregoing provisions of this sentence, for so long as the Depositary (as defined in the Indenture referred to on the reverse hereof) is the Holder of all of the Capital Securities Outstanding, and provided that the Depositary has provided wire transfer instructions to the Company or the Paying Agent in a timely manner prior to each Interest Payment Date (which it may do by standing instructions) designating an account of the Depositary or its nominee at a commercial bank in the United States to which it wishes payments of interest on the Capital Securities to be made, the Company shall pay interest on the Capital Securities by wire transfer of federal (same day) funds to the account of the Depositary or its nominee in accordance with such wire transfer instructions.

        The indebtedness evidenced by this Capital Security is, to the extent provided in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness, and this Capital Security is issued subject to the provisions of the Supplemental Indenture with respect thereto. Each Holder of this Capital Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now Outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

        Reference is hereby made to the further provisions of this Capital Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Capital Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

        Dated:                         , 2006

PROTECTIVE LIFE CORPORATION
By:
Name: Allen W. Ritchie Title: Executive Vice President and Chief Financial Officer
By:
Name: Richard J. Bielen Title: Senior Vice President, Chief Investment Officer and Treasurer

[SEAL]

        This is one of the Debentures referred to in the within mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:
Authorized Officer

[REVERSE OF DEBENTURE]

        This Debenture is one of a duly authorized issue of securities of the Company (herein called the "Capital Securities"), issued and to be issued in one or more series under a Subordinated Indenture, dated as of June 1, 1994 (herein called the "Base Indenture"), between the Company and The Bank of New York (as successor in interest of AmSouth Bank N.A.) (herein called the "Trustee", which term includes any successor trustee under the Indenture), as supplemented by Supplemental Indenture No. 8, dated as of July 3, 2006 (the "Supplemental Indenture" and the Base Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Capital Securities, and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. This Capital Security is one of the series designated on the face hereof.

        All terms used in this Capital Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        Notwithstanding the provisions of Article 10 of the Base Indenture, the Company shall have the right to redeem the Capital Securities for cash, in whole or in part, on or after June 30, 2011, provided that, if the Capital Securities are not redeemed in whole, the Company may not effect such redemption unless at least $50,000,000 aggregate principal amount of Capital Securities, excluding any Capital Securities held by the Company or any of its Affiliates, remains Outstanding after giving effect to such redemption. Prior to June 30, 2011, the Company shall have the right to redeem the Capital Securities in whole but not in part and only following the occurrence of a Tax Event (as defined in the Supplemental Indenture). The redemption price, to be paid in cash, in each case will be equal to the Par Redemption Amount (as defined in the Supplemental Indenture). With respect to any redemption of Capital Securities as a result of a Tax Event, the date fixed for such redemption will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the Holders of the Capital Securities, the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

        Any redemption will be made upon not less than 15 days nor more than 60 days notice before the date fixed for redemption to the registered Holder of the Capital Securities. If the Capital Securities are to be redeemed in part, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (i) the date of redemption; (ii) the Par Redemption Amount; (iii) that the Capital Securities are being redeemed pursuant to the Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all Outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Capital Securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 p.m., New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Capital Securities or any portion thereof which are to be redeemed on that date.

        If any notice of redemption has been given as provided herein, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any Capital Securities redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Capital Securities will also be a new Global Security.

        The Capital Securities are not entitled to the benefit of any sinking fund.

        If an Event of Default with respect to the Capital Securities shall occur and be continuing, the principal of the Capital Securities of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

        The Base Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Capital Security upon compliance by the Company with certain conditions set forth in the Indenture.

        The Base Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Base Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Capital Security shall be conclusive and binding upon such Holder and upon all future Holders of this Capital Security and of any Capital Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Capital Security.

        So long as (i) no Event of Default has occurred and is continuing and (ii) no Trigger Event has occurred and the related Trigger Period is not continuing, under the Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an "Optional Deferral" and any such deferred interest, "Optionally Deferred Interest") for up to five years (excluding any time an Optional Deferral is suspended pursuant to Section 4.3 of the Supplemental Indenture), provided, however, that (notwithstanding anything to the contrary herein or in the Indenture) the Company may not defer any payment of interest past the Maturity Date and no Optional Deferral Period (as defined below) may end on a date other than on an Interest Payment Date. During any period of Optional Deferral and for so long as any Optionally Deferred Interest remains outstanding (an "Optional Deferral Period"), the Company may pay Optionally Deferred Interest out of any source of funds. Optionally Deferred Interest will continue to accrue and compound quarterly on each Interest Payment Date, to the extent permitted by applicable law, at the Coupon Rate. If Optional Deferral has continued beyond the Fifth Deferral Anniversary (as defined in Section 6.3(a) of the Supplemental Indenture), then the provisions of Section 6.3 of the Supplemental Indenture will apply, and the Company must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Common Stock and may pay Optionally Deferred Interest only out of the net proceeds from the sale of such Common Stock. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.2 of the Supplemental Indenture will apply. Subject to the proviso in the first sentence of this paragraph, there is no limit on the number of Optional Deferral Periods that the Company may begin.

        The Company shall provide a notice of any Optional Deferral no more than 60 and no fewer than 15 days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) of the Supplemental Indenture, a notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the 30th day prior to such Interest Payment Date.

        If and to the extent that a Trigger Event has occurred and a Trigger Period caused thereby is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Capital Securities (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary and prior to the occurrence of a Trigger Event) only to the extent that such interest is paid in accordance with Section 6.3 of the Supplemental Indenture, and the Company may not pay interest on such Interest Payment Date during a Trigger Period (other than any interest that had accrued during an Optional Deferral Period of less than five years and prior to the occurrence of a Trigger Event, which may remain unpaid or be paid out of any source of funds) except in accordance with the Alternative Coupon Satisfaction Mechanism. Any interest that is accrued and unpaid during a Trigger Period will continue to accrue and compound quarterly, to the extent permitted by applicable law, at the Coupon Rate.

        (Not earlier than the 60th nor later than the 15th day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Capital Securities. Such notice will, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Life Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Shareholders' Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than pursuant to Section 6.3 of the Supplemental Indenture to resume.

        In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any Compounded Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of Section 6.3 of the Supplemental Indenture, except upon an Event of Default; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the Capital Securities, except for Foregone Interest (if any).

        Once a Trigger Event occurs, the restrictions on interest payments from sources other than the Alternative Coupon Satisfaction Mechanism will continue until neither of the conditions in clauses (i) or (ii) of the definition of "Trigger Event" exists as of the Interest Payment Date. In addition, in the case of a restriction arising under clause (ii) of the definition of "Trigger Event," such restrictions will continue until neither of the conditions in clauses (i) and (ii) of the definition of "Trigger Event" exists as of the Interest Payment Date and the Company's Adjusted Shareholders' Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders'

Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) of the definition of "Trigger Event" and Section 4.3(a) of the Supplemental Indenture.

        The Company may not pay on any Interest Payment Date interest, including Compounded Interest, that has accrued but remains unpaid on any Capital Security during the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company pays therewith all Optionally Deferred Interest at such time outstanding on such Capital Security. The foregoing covenant shall not be construed to limit the ability of the Holders of the Capital Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

        Each Holder of a Capital Security, by such Holder's acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of the original principal amount of such Capital Security in respect of which such interest was deferred.

        Except as provided in the immediately preceding paragraph and Article 11 of the Supplemental Indenture, no reference herein to the Indenture and no provision of this Capital Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Capital Security at the times, place and rate, and in the coin or currency, herein prescribed.

        As provided in the Base Indenture and subject to certain limitations therein set forth, the transfer of this Capital Security is registrable in the Securities Register, upon surrender of this Capital Security for registration of transfer at the office or agency of the Company maintained under Section 9.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Capital Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Capital Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Capital Security is registered as the owner hereof for all purposes, whether or not this Capital Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        The Capital Securities are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. This Global Security is exchangeable for Capital Securities in definitive form only under certain limited circumstances set forth in the Base Indenture. Capital Securities so issued are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Capital Securities are exchangeable for a like aggregate principal amount of Capital Securities of a different authorized denomination, as requested by the Holder surrendering the same.

        No recourse shall be had for the payment of the principal of or the interest on this Capital Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the

Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

        The Company agrees and, by its acceptance of this Capital Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Capital Security agrees to treat this Capital Security as indebtedness for United States federal, state and local tax purposes.

        THE INDENTURE AND THIS CAPITAL SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE 10
ORIGINAL ISSUE OF CAPITAL SECURITIES

Section 10.1    Original Issue of Capital Securities.

        (a)   Capital Securities in the aggregate principal amount not to exceed $200,000,000, except as provided in Section 2.1(b) hereof, may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Capital Securities to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President (or more senior officer) and its Treasurer or an Assistant Treasurer, without any further action by the Company.

        (b)   The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 11
LIMITATION ON CLAIMS

Section 11.1    Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy.

        Each Holder of a Capital Security, by such Holder's acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, and prior to the Maturity Date or redemption of such Capital Securities, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of then Outstanding principal amount of such Capital Security in respect of which such interest was deferred. Amounts to which the Holders of the Capital Securities would have been entitled to receive hereunder, but for operation of this Section 11.1 are referred to as "Foregone Interest."

ARTICLE 12
MISCELLANEOUS

Section 12.1    Ratification of Base Indenture; Conflicts.

        The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. In the event of any conflict between this Supplemental Indenture and the Base Indenture or the provisions set forth in the certificates of Capital Securities, as the case may be, this Supplemental Indenture shall control.

Section 12.2    Capital Securities Unaffected by Other Supplemental Indentures.

        None of the Company's supplemental indentures to the Base Indenture entered into prior to the date hereof applies to the Capital Securities. To the extent the terms of the Base Indenture are amended by any of such other supplemental indenture, no such amendment shall relate or apply to the Capital Securities. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any such other supplemental indenture or any other series of Securities. This Supplemental Indenture shall relate and apply solely to the Capital Securities.

Section 12.3    Trustee Not Responsible for Recitals.

        The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

Section 12.4    Governing Law.

        This Supplemental Indenture and the Capital Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Section 12.5    Separability.

        In case any one or more of the provisions contained in this Supplemental Indenture or in the Capital Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Capital Securities, but this Supplemental Indenture and the Capital Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 12.6    Counterparts.

        This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

PROTECTIVE LIFE CORPORATION, as Issuer
By:	/s/ ALLEN W. RITCHIE
Name: Allen W. Ritchie Title: Executive Vice President and Chief Financial Officer

[SEAL]

Attested:

By:	/s/ RICHARD J. BIELEN
Name: Richard J. Bielen Title: Senior Vice President, Chief Investment Officer and Treasurer
THE BANK OF NEW YORK, as Trustee
By:	/s/ VAN K. BROWN
Name: Van K. Brown Title: Vice President

QuickLinks

TABLE OF CONTENTS